EXHIBIT 10.3

RETENTION AGREEMENT

                    THIS RETENTION AGREEMENT (the "Agreement") is made by SOUTHERN MICHIGAN BANCORP, INC., a Michigan corporation (the "Corporation"), and DANICE CHARTRAND ("Executive"). The parties agree as follows.

                    WHEREAS, Executive is a key executive of the Corporation; and

                    WHEREAS, the Corporation operates a wholly-owned commercial banking subsidiary, Southern Michigan Bank & Trust ("SMB Bank"), which is engaged in the general business of banking (the "Bank"); and

                    WHEREAS, the Corporation has determined that it is in the best interests of the Corporation and its shareholders to encourage Executive to continue providing services to the Corporation and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as hereafter defined) of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Corporation and the Bank, the Board of Directors has authorized the Corporation to enter into this Agreement; and

                    WHEREAS Executive is willing to serve in the employ of the Corporation and the Bank on a full-time basis as provided in this Agreement;

                    NOW, THEREFORE, the parties agree as follows.

          1.           Effective Date and Term. This Agreement will take effect as of March 25, 2010 ("Effective Date"). This Agreement shall remain in effect until the end of the calendar year following that in which either party gives the other Notice (as defined in Section 11) of intention to terminate this Agreement; provided, however, that:

(A)           except for termination as provided above pursuant to Notice from Executive to the Corporation, this Agreement will not terminate during an "Active Change in Control Proposal Period" (as defined in Section 7), even if the Corporation has given Executive Notice of intention to terminate this Agreement;

(B)           except for termination as provided above pursuant to Notice from Executive to the Corporation, upon the occurrence of a "Change in Control" (as defined in Section 6) the term of this Agreement shall automatically be extended until the second anniversary of the effective date of the Change in Control, even if the Corporation has given Notice of intention to terminate this Agreement; and

(C)           termination of this Agreement shall not affect the obligations of either party accrued before termination of this Agreement, or Executive's obligations under Sections 8 or 9 with respect to a termination of the Employment occurring before termination of this Agreement.

          2.           Employment. Executive presently serves as (A) Chief Financial Officer of the Corporation and the Bank (the "principal position"); and (B) in such positions with "Affiliates" (defined for purposes of this Agreement as any organizations controlling, controlled by or under common control with the Corporation) as reasonably requested by the Corporation, provided that the duties of such positions are consistent with Executive's responsibilities in her principal position (together, the "Employment"). As used in this Agreement, the term "Corporation" includes the Bank, unless the context clearly requires otherwise.

                    Executive will serve the Corporation and the Bank well and faithfully during the Employment and will devote her best reasonable full-time business efforts to the Employment, except that Executive may engage in civic and professional activities, investment oversight, and service on boards of directors as long as such activities do not constitute a conflict of interest or impair Executive's performance of the duties of the Employment. Executive's employment is terminable at will at any time by either Executive or the Corporation, subject to the terms of this Agreement.

          3.          Severance Pay Entitlement. Except as provided by Section 6(c), Executive will not be entitled to Severance Pay if her Employment terminates before the occurrence of a Change in Control (as defined in Section 6). However, if, within two (2) years after a Change in Control: (A) the Company terminates Executive's Employment other than for "Cause" (as defined in (a) below) or due to "Permanent Disability" (as defined in (b) below), or (B) Executive terminates her Employment for Good Reason (as defined in (c) below), the Corporation will pay Executive Severance Pay (as defined in Section 4 below). Executive will not be entitled to Severance Pay under any circumstances if the Corporation terminates her Employment for Cause or due to Disability, or if Executive resigns other than for Good Reason, even if such termination of the Employment occurs within two (2) years after a Change in Control.

          (a)           Termination by Corporation for Cause. The Corporation may terminate the Employment without Severance Pay for "Cause," defined as removal by order of a regulatory agency having jurisdiction over the Corporation or the Bank, or Executive's willful and repeated failure to perform her duties under this Agreement, which failure has not been cured within thirty (30) days after the Corporation gives Notice thereof to Executive; it being expressly agreed that negligence or bad judgment shall not constitute Cause so long as such act or omission is without intent of personal profit and is reasonably believed by Executive to be in or not adverse to the best interests of the Corporation.

          (b)           Termination by Corporation due to Disability. The Corporation may terminate the Employment without Severance Pay due to Executive's "Permanent Disability," as defined and provided for in this Section 3(b). If Executive has been unable by reason of physical or mental disability to properly perform her duties hereunder for a period of one hundred eighty (180) days, the Corporation may give Executive Notice of its intention to terminate the Employment due to Permanent Disability. If Executive wishes to contest the existence of Permanent Disability, she must give the Corporation Notice of her disagreement within ten (10) days after receipt of the Notice from the Corporation, and she must promptly submit to examination by three physicians in the Coldwater, Michigan area who are reasonably acceptable to both Executive and the Corporation (with consultation from other physicians as determined by those three). If (A) within sixty (60) days after receipt by Executive of the Notice from the Corporation, two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, Executive is capable of resuming her employment and devoting her full time and energy to discharging her duties within sixty (60) days after the date of such statement, and (B) Executive does in fact within such sixty (60) day period resume the Employment and properly perform her duties hereunder, then the Employment shall not be terminated due to Permanent Disability. It is understood that the Corporation has the right to terminate the Employment due to Executive's disability without meeting the standards in this Section 3(b), but in that event the termination shall be deemed to be a termination of the Employment by the Corporation without Cause.

          (c)          Termination by Executive for Good Reason After a Change in Control. Executive may terminate the Employment for "Good Reason" after the occurrence of a Change in Control if there is a material negative change to the employment relationship between Executive and the Corporation because: (A) Executive is removed from her principal position; or (B) the status, authority or responsibility of Executive's principal position is materially diminished; or (C) Executive's Base Salary as then in effect is materially reduced; or (D) Executive's bonus opportunity is materially reduced; or (E) the overall value to Executive of the fringe benefit programs in which she participates (other than equity plans) is materially reduced from the overall value of the fringe benefit programs applicable to Executive immediately before the Change in Control; or (F) any requirement of the Corporation that Executive be based anywhere other than in Branch County or contiguous counties or any substantial increase in the business travel required of Executive; or (G) any material breach by the Corporation or the Bank or any successor of their obligations to Executive under this Agreement.

          Executive may not terminate the Employment for "Good Reason" unless:

          i.          Executive notifies the Board in writing, within ninety (90) days after Executive becomes aware of the act or omission constituting Good Reason that the act or omission in question constitutes Good Reason and explaining why Executive considers it to constitute Good Reason;

          ii.          the Corporation fails, within thirty (30) days after Notice from Executive under (i) above, to revoke the action or correct the omission and make Executive whole; and

          iii.          Executive gives notice of termination within ninety (90) days after expiration of the thirty (30) day period under (ii) above.

          4.          Severance Pay. The Corporation will pay and provide Executive with the payments and benefit continuation provided in this Section 4 ("Severance Pay") if Executive's Employment is terminated during the term of this Agreement in a manner that constitutes a "separation from service" as that term is defined by Section 409A of the Internal Revenue Code and the termination occurs under circumstances entitling Executive to Severance Pay as provided in Section 3.

          (a)           Amount and Duration of Severance Pay. Subject to the other provisions of this Section, Severance Pay will consist of:

          i.          Salary Continuation. Continuation of Executive's Salary for fifty-two (52) weeks following the week in which the Employment terminates (the "Severance Pay Period"), subject to required payroll withholding; and

          ii.          Health Coverage Continuation. Reimbursement by the Corporation of expenses incurred by Executive to continue Executive's then current employee and dependent health, dental, and prescription drug coverage under COBRA during the Severance Pay Period, provided (A) that Executive elects and remains eligible for COBRA continuation coverage; (B) that Executive continues to pay the normal employee contribution for such coverage; (C) that the Corporation's obligation to provide coverage will end if Executive becomes eligible for comparable coverage from a new employer; and (D) that reimbursements under this Section will be made within thirty (30) days after Executive submits documentation of the reimbursable expense, but may not be made after the last day of the calendar year following the calendar year in which Executive's Employment terminates; and

          iii.          Outplacement Assistance. Reimbursement of up to $2,500 of outplacement assistance from an outplacement assistance firm selected by Executive and approved by the Corporation (whose approval shall not be unreasonably withheld). Expenses must be incurred under this Section by the last day of the second calendar year following the calendar year in which Executive's Employment terminates. Such expenses will be reimbursed within thirty (30) days after Executive submits documentation of the expenses, provided that payments may not be made after the last day of the third calendar year following the calendar year in which Executive's Employment terminates.

          Executive will receive the Salary continuation provided in Section 4(a)(i) notwithstanding any other earnings that Executive may have, and subject to offset only as provided in Section 4(c). If Executive dies during the Severance Pay Period, Salary continuation under Section 4(a)(i) will continue for the remainder of the Severance Pay Period for the benefit of Executive's designated beneficiary (or Executive's estate if Executive fails to designate a beneficiary), and health coverage continuation under Section 4(a)(ii) will continue for Executive's eligible dependants for the remainder of the Severance Pay Period provided that such dependants remain eligible for COBRA coverage and continue to pay the Corporation an amount equal to the normal employee contribution for health care coverage subject to the conditions in Sections 4(a)(ii) (A) and (B).

          (b)           Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with

Executive's obligations under this Agreement that continue after termination of the Employment; and (ii) Executive must resign upon written request by Corporation from all positions with or representing the Corporation or any Affiliate, including but not limited, to membership on boards of directors; and (iii) Executive must provide the Corporation for a period of thirty (30) days after the Employment termination date with consulting services regarding matters within the scope of Executive's former duties upon request by the Corporation's Chief Executive Officer; provided, however, that Executive will only be required to provide those services by telephone at Executive's reasonable convenience and without substantial interference with Executive's other activities or commitments.

          (c)           Reductions to Severance Pay. The Severance Pay due to Executive under Section 4(a)(i) for any week will be reduced (but not below 0) by: (i) any disability benefits to which Executive is entitled for that week under any disability insurance policy or program of the Corporation or any Affiliate (including but not limited to worker's disability compensation); (ii) any severance pay payable to Executive under any other agreement or Corporation policy; and (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance.

          5.          Section 280G and 409A. If it is determined that any amount paid under this Agreement, either separately or in conjunction with any other payments, benefits and entitlements received by Executive hereunder or under any other plan or agreement under which Executive participates or to which she is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 ("Code"), and would thereby be subject to the excise tax imposed by Section 4999 of the Code, then in such event the payments to Executive under Section 4 will be reduced to the extent necessary to eliminate any "Excess Parachute Payment."

                    This Agreement is intended to be exempt from Section 409A of the Code as an involuntary separation pay plan as that term is understood under Treasury Regulation §1.409A-1(b)(9) and shall be interpreted and operated consistently with those intentions. The preceding sentence is not to be interpreted to require the reduction in any benefits under this Agreement to avoid the application of Section 409A of the Code to this Agreement.

          6.          Definition of Change in Control. As used in this Agreement, the term "Change in Control" means any of the occurrences listed in (a) below, subject to (b) and (c) below.

          (a)           A Change in Control shall be deemed to have occurred if:

          i.          Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities;

          ii.          A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Corporation's Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter;

          iii.          During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; or

          iv.          A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

          (b)           Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (a)(i) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (a)(i) hereof.

          (c)           Notwithstanding anything contained in this Agreement to the contrary, if Executive's Employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), and who subsequently effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive's Employment.

          7.           Definition of "Active Change in Control Proposal Period." As used in this Agreement the term "Active Change in Control Proposal Period" shall mean any period:

(A)           during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers for a transaction which, if consummated, would constitute a Change in Control; or

(B)           during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

(C)           during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

          8.          Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its Affiliates, and those of third parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after termination of the Employment, except that during the Employment Executive may use and disclose Confidential Information as reasonably required by the Employment. Upon termination of the Employment, Executive will deliver to the Corporation any and all property owned or leased by the Corporation or any Affiliate and any and all Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Corporation-provided equipment. Executive's commitments in this Section will continue in effect after termination of the Employment and after termination of this Agreement. The parties agree that any breach of Executive's covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

          9.          Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, her entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which she may discover to develop, either solely or jointly with others, during her Employment hereunder and for a period of one (1) year after termination of such Employment, which would relate in any way to the business of the Corporation or any Affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation her entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive's obligations under this Section 9 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 9, notwithstanding any termination of the Employment or this Agreement.

          10.           Successors; Binding Agreement.

          (a)          This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b)          The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or her beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation's obligations to Executive under this Agreement.

          (c)          This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          11.          Notice. For purposes of this Agreement, all Notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation:	51 West Pearl Street Coldwater, MI 49036

If to Executive:	290 Grand Street Coldwater, MI 49036

Either party may change its address for Notices by Notice to the other party.

          12.          Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation's Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chief Executive Officer of the Corporation. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

          13.           Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the noncompetition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

          14.          Dispute Resolution.

          (a)           Arbitration. The Corporation and Executive agree that the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section; provided, however, that nothing in this Section prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator shall be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this Section shall be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing shall be completed within ninety (90) days after the arbitrator has been selected and the arbitrator shall issue a written decision within sixty (60) days after the close of the hearing. The hearing shall be held in Coldwater, Michigan. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Branch County, Michigan or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator shall be paid by the Corporation and one-half by Executive, except that the fees and expenses of the Arbitrator incurred by Executive shall be reimbursed in full by the Corporation with respect to any arbitration initiated after the date of a Change in Control. The attorney fees and expenses incurred by the parties shall be paid by each party, except that the Corporation shall reimburse Executive's reasonable attorney fees incurred with regard to any arbitration proceeding initiated after a Change in Control unless the arbitrator finds that Executive's claims or defenses in such proceeding lack merit and were asserted in bad faith. Any such reimbursement will be made within thirty (30) days after Executive submits documentation of such expenses, provided that no payment will be made after the last day of the calendar year following the calendar year in which the expense was incurred.

          15.           Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive's Employment with the Corporation or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing agreements on the subjects covered by this Agreement.

          16.           Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Branch County Circuit Court. The parties agree that they will subject themselves to the personal jurisdiction and venue of the court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the location specified above is a mutually convenient forum and that each of the parties conducts business in Branch County.

          17.           Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

The parties made this Agreement effective as of the Effective Date in Section 1.

SOUTHERN MICHIGAN BANCORP, INC.

By:
DANICE CHARTRAND
Its:

	"Corporation"	"Executive"